Consent of Independent Accountants


To the Trustees of Standish, Ayer & Wood Master Portfolio:

We hereby consent to the incorporation by reference in Post-Effective Amendment No. 9 to the Registration Statement on Form N-1A (1940 Act File Number 811-07603) of Standish, Ayer & Wood Master Portfolio: Standish Equity Portfolio and Standish Small Capitalization Equity Portfolio II our reports dated November 19, 1999, on our audits of the financial statements and supplemental data of the Standish Equity Portfolio and Standish Small Capitalization Equity Portfolio II which reports are included in the Annual Reports to the Investors for the periods stated therein, which is also included in this Registration Statement.


                                                PricewaterhouseCoopers LLP


Boston, Massachusetts
January 28, 2000